EXHIBIT 5.1

September 20, 2011

Vitacost.com, Inc.
5400 Broken Sound Blvd. NW – Suite 500
Boca Raton, Florida 33487-3521

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Vitacost.com, Inc., a Delaware corporation (the “Registrant” or “you”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 6,000,000 shares of your Common Stock (the “Shares”), reserved for issuance pursuant to the Vitacost.com, Inc. 2011 Incentive Compensation Plan (the “Plan”).  As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plan.

It is our opinion that the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation